Exhibit 99.1

Midas Meets $33 Million Term Debt Reduction Target; Will Reclaim
500,000 Warrants

    ITASCA, Ill.--(BUSINESS WIRE)--Dec. 18, 2003--Midas, Inc. (NYSE:MDS) announced today that it has met the $33 million term debt repayment target for 2003, which will enable the company to reclaim 500,000 warrants issued as part of its debt restructuring last March.
    Midas' current debt facilities had an initial commitment of $172.5 million, consisting of a $40 million revolving loan and two term loans totaling $132.5 million. The term loans are with a group of 12 lenders.
    At the time of its debt restructuring, Midas issued detachable warrants for 1.0 million shares of Midas common stock with the provision that 50 percent (500,000) of the warrants would be returned to the company if it reduced the term debt by $33 million by Jan. 4, 2004. The exercise price of the remaining warrants is $0.01, and they are exercisable at any time up to the 10th anniversary of issuance.
    "The ability to significantly reduce our debt level is the result of the progress we are making in restructuring our operations to focus on the profitable franchising business and to exit the unprofitable wholesale distribution business," said William M. Guzik, Midas' senior vice president and chief financial officer.
    As of today, Midas has reduced its term debt by $34.0 million, with further reduction expected before the end of the year. A total of $98.5 million of original principal amount remains outstanding on the term loans and the $40 million revolving loan is currently undrawn. Midas has voluntarily reduced the revolving loan to $25 million.
    Earlier this year, Midas signed agreements with AutoZone in the United States and Uni-Select in Canada to distribute Midas brand and other automotive parts to the 1,900 Midas shops in North America. As a result, Midas has closed all 77 quick-delivery parts warehouses in the U.S. and will exit 11 of its 12 regional distribution centers in the U.S and Canada. Proceeds from inventory liquidation are being used to reduce debt and to fund restructuring activities.
    "Midas will enter 2004 as a lean company focused on the retail and real estate businesses," Guzik said. "We expect to refinance our debt at lower interest rates during the first half of 2004."

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering, suspension and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K and subsequent filings.

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016